Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

CORVUS PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Corvus Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Corvus Pharmaceuticals, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 27, 2014 under the name Corvus Pharmaceuticals, Inc.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Corvus Pharmaceuticals, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                    Authorization of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this corporation is authorized to issue is 34,274,741.  The total number of shares of common stock authorized to be issued is 20,000,000, par value $0.0001 per share (the “Common Stock”).  The total number of shares of preferred stock authorized to be issued is 14,274,741, par value $0.0001 per share (the “Preferred Stock”), 8,921,429 of which are designated as “Series A Preferred Stock” and 5,353,312 of which are designated as “Series B Preferred Stock.”

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.                                      Dividend Provisions.

(a)                         The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors of the Company (the “Board of Directors”).  Such dividends shall not be cumulative.  For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.3004 per annum for each share of Series A Preferred Stock and $1.1208 per annum for each share of Series B Preferred Stock, in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

(b)                         After payment of dividends pursuant to Article IV, Section B.1.(a), any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

(c)                          Whenever a dividend or distribution shall be payable in property other than cash, the value of such dividend or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.                                      Liquidation Preference.

(a)                         In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share (the “Liquidation Preferences”).  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preferences, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).  For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $3.755 per share for each share of the Series A Preferred Stock and $14.01 per share for each share of the Series B Preferred Stock, in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock.

(b)                         Upon completion of the distribution of the full Liquidation Preferences, all of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock to Common Stock at the then effective Conversion Rate).

(c)                                  (i)                            For purposes of this Section 2, a “Liquidation Event” shall mean: (A) the closing of the sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of this corporation’s and its subsidiaries assets, taken as a whole, (B) the consummation of the merger or consolidation of this corporation with or into another entity, except any merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of this corporation or the surviving or acquiring entity, (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, voluntary or involuntary dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.  Notwithstanding the foregoing, the sale of shares of Preferred Stock in a bona fide equity financing in which cash is received by this corporation or indebtedness of this corporation is cancelled or converted, or a combination thereof, shall not be deemed a “Liquidation Event.”  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis) (the “Preferred Majority”).

(ii)                                In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                                 If traded on a U.S. national securities exchange, the value shall be deemed to be the average of the daily VWAPs  of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the occurrence of the Liquidation Event;

(2)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the daily VWAPs over the twenty (20) trading-day period ending three (3) trading days prior to the occurrence of the Liquidation Event; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the Preferred Majority.

For the purposes of this Section 2(c), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “daily VWAP” shall be the per share volume-weighted average price of the applicable securities as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[Ticker Symbol] <equity> AQR” (or any successor thereto if such page it not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable on Bloomberg, the volume-weighted average trading price of one share of such securities on such trading day, as determined by the Board of Directors using a reasonably similar method).  The daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the Preferred Majority.

(C)                               The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)                            In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)                               cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                               cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv)                             This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than ten (10) days after this corporation has given the first notice provided for herein or sooner than five (5) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Preferred Majority.

(d)                                 In the event of a Liquidation Event, if any portion of what would otherwise be deemed to be of the Proceeds were it not for this Section 2(d) is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies (“Contingent Payments”), the definitive agreement with respect to such transaction shall provide that any Contingent Payments thereafter released from such escrow or contingencies and distributed (each such distribution, a “Subsequent Distribution”), shall be paid to the holders of capital stock of the corporation pursuant to this Section 2 such that if the Liquidation Preferences have not been paid in full prior to any Subsequent Distribution, then the Proceeds from any Subsequent Distribution shall be paid first to those who were holders who were entitled to receive a Liquidation Preference until each such holder receives its full portion of the Liquidation Preference set forth in Section 2(a) above, and thereafter all remaining Proceeds from any Subsequent Distribution shall be paid as set forth in Section 2(b) above.  Contingent Payments shall not be deemed to be Proceeds to be paid pursuant to Section 2(a) or Section 2(b) until they are released from any and all such escrow and contingencies.

3.                                      Redemption.  The Preferred Stock is not redeemable at the option of the holder thereof.

4.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                         Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b)                         Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i)  the closing of this corporation’s sale of its Common Stock (which shares are to be listed on a U.S. national securities exchange) in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to which at least $50,000,000 in the aggregate of such Common Stock is issued, prior to deductions for underwriting discounts, commissions and expenses (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the Preferred Majority; provided, however that the outstanding shares of Series B Preferred Stock shall not be automatically converted into shares of Common Stock pursuant to Section 4(b)(ii) without the affirmative vote or written consent of the holders of at least 60% of the outstanding shares of Series B Preferred Stock, consenting or voting as a single class.

(c)                          Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4(g)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                         Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                    (A)                               If this corporation shall issue, on or after the date of the first issuance of shares of Series B Preferred Stock pursuant to the Series B Purchase Agreement (as defined below) (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock (as defined below).  For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon conversion, exercise or exchange of securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether convertible, exercisable, or exchangeable or not yet convertible, exercisable or exchangeable.  In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price within 90 days of the First Dilutive Issuance (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)                               No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)                               In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)                                “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Purchase Date other than the following:

(A)                               Common Stock issued or deemed issued to employees or directors of, or consultants to, this  corporation or any of its subsidiaries pursuant to this corporation’s 2014 Equity Incentive Plan, as amended from time to time (the “Equity Plan”) up to 3,728,501 shares of Common Stock whether issued before or after the Purchase Date (provided that any options for such shares that expire or terminate unexercised or any restricted stock repurchased by this corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new options) pursuant to the terms of the Equity Plan, or such greater amount of shares of Common Stock as approved by the Board of Directors and the Preferred Majority;

(B)                               capital stock, options or warrants issued to financial institutions, landlords or leasing companies in connection with equipment financing arrangements or lease agreements approved by the Board of Directors, including the approval of a majority of the Preferred Directors (as defined below);

(C)                               capital stock issued pursuant to subsection 4(d)(iii);

(D)                               capital stock, options or warrants issued in connection with bona fide business acquisitions by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or strategic partnerships, licenses of technology or similar transactions, in each case approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(E)                               Common Stock issued upon conversion of the Preferred Stock;

(F)                                Common Stock issued pursuant to a Qualified Public Offering; or

(G)                              Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d).

(iii)                            In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)                             If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)                                 If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preferences of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preferences of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)                                  Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, recapitalization or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization or recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                 No Fractional Shares and Certificate as to Adjustments.

(i)                                 No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                                Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)                                 Notices of Record Date.  If this corporation shall propose at any time (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date on which the record shall be taken for a dividend or distribution, in the case of clause (i), or for a stockholder vote on such matter, in the cases of clauses (ii) or (iii), a notice specifying the date on which any such record is to be taken, and the amount and character of such dividend or distribution, in the case of clause (i), or a brief description of the action(s) to be taken, in the cases of clauses (ii) or (iii).

(i)                                    Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

5.                                      Voting Rights.

(a)                         General Voting Rights.  The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                         Voting for the Election of Directors.  As long as at least twenty percent (20%) of the shares of Series A Preferred Stock originally issued pursuant to the Series A Purchase Agreement (as defined below) are then outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock shall be entitled to elect three (3) directors of this corporation at any election of directors (the “Preferred Directors”).  The holders of outstanding Common Stock shall be entitled to elect one (1) director of this corporation at any election of directors.  The holders of Preferred Stock, voting as a separate class on an as-converted basis, and the holders of Common Stock, voting as a separate class, shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock or different classes or series voting separately, the holders of shares of such class, series or different classes or series voting separately, may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock (or the different classes or series voting separately) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock (or different classes or series voting separately) represented at the meeting or pursuant to written consent.

6.                                      Protective Provisions.

(a)               So long as at least twenty percent (20%) of the shares of Preferred Stock outstanding as of the Purchase Date remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of the Preferred Majority:

(i)                            alter or change the rights, preferences or privileges of the Preferred Stock;

(ii)                        increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock;

(iii)                    authorize any equity security (including any other security convertible into, or exercisable or exchangeable for, any such equity security) having a preference over, or being on a parity with, the Preferred Stock with respect to dividends, liquidation or redemption;

(iv)                     redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(v)                         authorize, enter into or consummate a Liquidation Event;

(vi)                     amend or waive any provision of this corporation’s Certificate of Incorporation or bylaws in a manner that is adverse to the Preferred Stock;

(vii)                 increase or decrease the authorized number of directors of this corporation;

(viii)             pay or declare any dividend on any shares of Common Stock or  Preferred Stock;

(ix)                     authorize, enter into or consummate any transaction or series of related transactions pursuant to which this corporation will issue or be obligated to issue more than $500,000 of indebtedness, or will incur or be obligated to incur indebtedness, which, when added to other indebtedness of this corporation, will exceed $2,000,000;

(x)                         issue equity to acquire all or substantially all of the equity of another entity or all or substantially all of the assets of another entity such that the corporation’s equity so issued exceeds ten percent (10%) of the shares of the corporation’s Common Stock outstanding immediately prior to such transaction (calculated on a fully-diluted basis such that all Common Stock Equivalents shall be deemed to be fully exercised and / or converted to Common Stock as applicable); or

(xi)                     authorize, enter into or consummate any transaction in which any of this corporation’s directors is interested, unless such transaction has been approved by the Board of Directors, including the approval of a majority of the directors who are not interested in such transaction, and, if at least one of the Preferred Directors is a director not interested in such transaction, at least one of such disinterested Preferred Directors.

(b)               So long as at least twenty percent (20%) of the shares of Series A Preferred Stock originally issued pursuant to that certain Series A Preferred Stock Purchase Agreement, dated November 26, 2014, among this corporation and the Investors named therein (the “Series A Purchase Agreement”), remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (voting together as a separate series):

(i)                            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; or

(ii)                        amend or waive any provision of this corporation’s Certificate of Incorporation or bylaws in a manner that adversely affects the Series A Preferred Stock but does not so adversely affect each other series of Preferred Stock.

(c)                So long as at least twenty percent (20%) of the shares of Series B Preferred Stock originally issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated on or about the date hereof, among this corporation and the Investors named therein (the “Series B Purchase Agreement”), remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock (voting together as a separate series):

(i)                            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock; or

(ii)                        amend or waive any provision of this corporation’s Certificate of Incorporation or bylaws in a manner that adversely affects the Series B Preferred Stock.

7.                                      Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation.  The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8.                                      Notices.  Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) when such notice is provided by confirmed facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.                                      Redemption.  The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common

Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

5.                                      Directors.  The holders of outstanding Common Stock shall be entitled to elect directors as provided in subsection 5(b) of Article IV(B).

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide.  The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

This corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.  In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any

“preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

*     *     *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 14th day of September, 2015.

By:	/s/ Richard A. Miller
Richard A. Miller, M.D.
President and Chief Executive Officer

Signature Page to the Corvus Pharmaceuticals, Inc.

Amended and Restated Certificate of Incorporation